As filed with the Securities and Exchange Commission on September 18, 2020

No. 333-228551

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Westport Fuel Systems Inc.

(Exact name of Registrant as specified in its charter)

Alberta	3537	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable)

1750 West 75th Avenue, Suite 101

Vancouver, British Columbia, Canada V6P 6G2

(604) 718-2000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

USA

(212) 590-9070

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven B. Stokdyk, Esq. Lewis W. Kneib, Esq. Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, CA 90071 USA	Bruce Hibbard Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, AB T2P 4K7 Canada

Approximate date of commencement of proposed sale to the public from time to time after the effectiveness of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B. ☐	at some future date (check the appropriate box below)
1. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.☒

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PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This amendment, together with the short form base shelf prospectus dated February 20, 2019, as amended or supplemented, and each document incorporated or deemed to be incorporated by reference in the base shelf prospectus to which it relates, constitutes a public offering of these securities only in those jurisdictions where they may lawfully be offered for sale and therein only by persons permitted to sell such securities.

Amendment No. 1 dated September 18, 2020 to the
Short Form Base Shelf Prospectus dated February 20, 2019

WESTPORT FUEL SYSTEMS INC.

U.S.$250,000,000

Common Shares

Preferred Shares

Subscription Receipts

Warrants

Debt Securities

Rights

Units

The short form base shelf prospectus of Westport Fuel Systems Inc. ("Westport" or the "Corporation") dated February 20, 2019 (the "Prospectus") relating to the offering for sale from time to time of our Securities is hereby amended (the "Amendment") by:

(i) adding the following disclosure to the cover page:

The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at non-fixed prices, such as market prices prevailing at the time of sale or prices related to such prevailing market prices to be negotiated with purchasers, including sales in transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 Shelf Distributions ("NI 44-102"), including sales made directly on the TSX, the Nasdaq or other existing trading markets for the Securities, and as set forth in an accompanying prospectus supplement.

(ii) deleting the second paragraph on the legend on the cover page and replacing it with the following paragraph:

This short form prospectus has been filed under legislation in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements has been obtained.

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(iii) deleting the second paragraph on page (ii) and replacing it with the following paragraph:

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more supplement to this Prospectus (each, a "Prospectus Supplement") that will be delivered to prospective purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available or has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

(iii) deleting the sixth paragraph on page (iii) and replacing it with the following paragraphs:

Subject to applicable laws, and other than in relation to an "at-the-market distribution", in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or conduct transactions intended to stabilize, maintain or otherwise affect the market price for the Securities at levels other than those which otherwise might prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. See "Plan of Distribution".

No underwriter or dealer involved in "at-the-market distributions", no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer has over-allotted, or will over-allot Securities in connection with the distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

Terms used in this Amendment that are not otherwise defined shall have the definition ascribed to those terms in the Prospectus. The Prospectus is not amended except to the extent amended by this Amendment and, accordingly, the Prospectus and this Amendment should be read together as one document.

D. Johnson, D. Hancock, R. Forst, V. Schaller and E. Wheatman are directors of the Corporation who reside outside of Canada. Each of these directors has appointed Bennett Jones LLP, 4500 – 855 2nd Street S.W., Calgary, Alberta T2P 4K7, as their agent for service of process. Prospective investors are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (the "MJDS"), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference into this Prospectus have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and are subject to Canadian and U.S. auditing and auditor independence standards.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement with respect to a particular offering of Securities. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities. See "Certain Income Tax Considerations" in the Prospectus.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated or organized under the laws of Alberta, Canada, that some or all of our officers and directors are residents of Canada, that some or all of the underwriters or experts named in this Prospectus are residents of Canada, and that all or a substantial portion of our assets and the assets of such persons are located outside the United States. See "Enforcement of Civil Liabilities" in the Prospectus.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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CERTIFICATE OF THE CORPORATION

Dated: September 18, 2020

The short form prospectus dated February 20, 2019 as amended by this amendment, together with the documents incorporated by reference in the short form prospectus dated February 20, 2019 as amended by this amendment, will, as of the date of the last supplement to the short form prospectus dated February 20, 2019 as amended by this amendment relating to the securities offered by the short form prospectus dated February 20, 2019 as amended by this amendment and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(Signed) "David M. Johnson" Chief Executive Officer	(Signed) "Richard Orazietti" Chief Financial Officer

On behalf of the Board of Directors of the Corporation

(Signed) "Daniel m. Hancock" Director	(Signed) "Brenda J. Eprile" Director

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PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 124 of the Business Corporations Act (Alberta) (the "ABCA") provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2) A corporation may with the approval of the Court of Queen's Bench of Alberta indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)       was substantially successful on the merits in the person's defence of the action or proceeding,

(b)       fulfils the conditions set out in subsection (1)(a) and (b), and

(c)       is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)	in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.
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(5) A corporation or a person referred to in subsection (1) may apply to the Court of Queen's Bench of Alberta for an order approving an indemnity under this section and the Court of Queen's Bench of Alberta may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court of Queen's Bench of Alberta may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 7 of the By-laws of the Registrant, contains the following provisions with respect to indemnification of the Registrant's directors and officers:

7.05 Limitation of Liability

Subject to the ABCA, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults if any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which moneys, securities or effects shall be lodged or deposited for any loss, conversation, misapplication or misappropriation of or any damage resulting from any dealings with moneys, securities or other assets of or belonging to the Registrant or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.06 Indemnity

Subject to the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceedings to which he is made a party by reason of being or having been a director of officer of the Registrant or such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

7.07 Insurance

The Registrant may, subject to and in accordance with the ABCA, purchase and maintain insurance for the benefit of any director or officer as such against liability incurred by him.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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EXHIBITS

Exhibit No.	Description
4.1*	The Annual Information Form dated March 17, 2020, for the year ended December 31, 2019, filed with the SEC as Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed on March 17, 2020.
4.2*	The Management Information Circular dated March 17, 2020 relating to the annual general and special meeting of shareholders held on April 29, 2020, filed with the SEC as Exhibit 99.1 under cover of Form 6-K on March 27, 2020.
4.3*	The Audited Consolidated Financial Statements as at December 31, 2019 and December 31, 2018 and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, together with the notes thereto, and the auditors' reports thereon addressed to our shareholders and directors, filed with the SEC as Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed on March 17, 2020.
4.4*	The Condensed Consolidated Interim Financial Statements as at and for the three and six months ended June 30, 2020 and 2019, filed with the SEC as Exhibit 99.2 under cover of Form 6-K on August 6, 2020.
4.5*	Management's Discussion and Analysis of financial condition and results of operations dated March 17, 2020, for the year ended December 31, 2019, filed with the SEC as Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed on March 17, 2020.
4.6*	Management's Discussion and Analysis of financial condition and results of operations dated August 6, 2020 for the three and six months ended June 30, 2020, filed with the SEC as Exhibit 99.1 under cover of Form 6-K on August 6, 2020.
5.1	Consent of KPMG LLP, independent registered public accounting firm.
5.2*	Consent of Bennett Jones LLP, filed with the SEC as Exhibit 5.2 to the Registrant's Form F-10 on November 26, 2018.
5.3*	Consent of Latham & Watkins LLP, filed with the SEC as Exhibit 5.3 to the Registrant's Form F-10 on November 26, 2018.
6.1	Power of Attorney of certain officers and directors of the Registrant (included on signature pages).
7.1*	Form of Indenture (Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 if debt securities are to be offered by a Prospectus Supplement to this registration statement), filed with the SEC as Exhibit 7.1 to the Registrant's Form F-10 on November 26, 2018.

*	Previously filed or furnished to the SEC.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

The Registrant previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on September 18, 2020.

Westport Fuels Systems Inc.

/s/ Richard Orazietti
Richard Orazietti
Chief Financial Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints David M. Johnson, and Richard Orazietti, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in each person's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David M. Johnson David M. Johnson	Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2020

/s/ Richard Orazietti Richard Orazietti	Chief Financial Officer (Principal Financial and Accounting Officer)	September 18, 2020

/s/ Michele J. Buchignani Michele J. Buchignani	Director	September 18, 2020

/s/ Brenda J. Eprile Brenda J. Eprile	Director	September 18, 2020

/s/ Rita Forst Rita Forst	Director	September 18, 2020

/s/ Daniel M. Hancock Daniel M. Hancock	Director	September 18, 2020

/s/ Karl Viktor Schaller Karl Viktor Schaller	Director	September 18, 2020

/s/ Eileen Wheatman Eileen Wheatman	Director	September 18, 2020

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Richard Orazietti Richard Orazietti	Authorized Representative in the United States	September 18, 2020

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